UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION

STATEMENT UNDER SECTION 14(d)(4) OF THE

SECURITIES EXCHANGE ACT OF 1934

Ocata Therapeutics, Inc.

(Name of Subject Company)

Ocata Therapeutics, Inc.

(Names of Persons Filing Statement)

COMMON STOCK, PAR VALUE $0.001 PER SHARE

(Title of Class of Securities)

67457L100

(CUSIP Number of Class of Securities)

Paul Wotton

President and Chief Executive Officer

33 Locke Drive

Marlborough, MA 01752

(Name, Address and Telephone Number, including area code, of Agent For Service)

With copies to:

Mitchell Bloom, Esq.

Andrew Goodman, Esq
William Collins, Esq.

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

(617) 570-1000

(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

☒ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 5.03, 7.01 and 9.01 of the Current Report on Form 8-K filed by Ocata Therapeutics, Inc. on November 10, 2015 (including all exhibits attached thereto) is incorporated herein by reference.